EXHIBIT 23.3

H.J. GRUY AND ASSOCIATES, INC.

333 Clay Street, Suite 3850, Houston, Texas 77002 — TEL. (713) 739-1000 — FAX (713) 739-6112

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our report, or information contained therein, dated February 4, 2011, prepared for RAAM Global Energy Company in the Registration Statement on Form S-4 of RAAM Global Energy Company and the related Prospectus, constituting a part thereof, for the filing dated on or about October 6, 2011.

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Robert Rasor
Robert Rasor, P.E. Executive Vice President

October 6, 2011

Houston, Texas